UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2013

IDT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 26, 2013, the Board of Directors of IDT Corporation (the “Registrant” or the “Company”) accepted the resignation of Howard Jonas as Chief Executive Officer (“CEO”) of the Company, effective December 31, 2013. Mr. Howard Jonas will remain the Chairman of the Board of the Company. The Board of Directors elected Shmuel Jonas, who is 32 years of age, to succeed Howard Jonas as CEO, effective January 1, 2014.

Shmuel Jonas has served as Chief Operating Officer of the Company since June 2010. Shmuel Jonas joined the Company in June 2008 and served as a Vice President until June 2009, when he was elected to serve as the Company’s Vice President of Operations. Since 2004, Shmuel Jonas has also been the managing member of Arlington Suites, LLC, manager of a thirty million dollar mixed-use ground up development project in the Bronx, New York.

There are no arrangements or understandings between Shmuel Jonas and any other person pursuant to which Shmuel Jonas was appointed Chief Executive Officer. Shmuel Jonas is the son of Howard Jonas. Joyce Mason, the Corporate Secretary of the Registrant, is the sister of Howard Jonas and aunt of Shmuel Jonas.

On July 31, 2013, the Company spun off its subsidiary, Straight Path Communications Inc. (“SPCI”). In connection with the spin-off, the Company and SPCI entered into a Transition Services Agreement, dated July 31, 2013 (the “TSA”), pursuant to which the Company provides certain services to SPCI until the six-month anniversary of the transaction. The CEO of SPCI is Davidi Jonas, brother of Shmuel Jonas. The services include, but are not limited to, services relating to human resources, finance, accounting, tax, facilities, investor relations and legal. SPCI will pay the Company a total of approximately $220,000 for services to be provided by the Company pursuant to the TSA during fiscal 2014.

On July 9, 2012, Michael Stein, brother-in-law of Shmuel Jonas, was hired by IDT Telecom, Inc., a subsidiary of the Company, as a VP-Corporate Development. Mr. Stein has an annual salary of $150,000. Mr. Stein’s total compensation was $105,384 during fiscal 2013.

IDT Domestic Telecom, Inc., a subsidiary of the Company, leases space at 3220 Arlington Avenue, Bronx NY. The property is owned by Arlington Suites, LLC, a company owned by Shmuel Jonas and Howard Jonas. The initial lease expired at the end of April 2012, but IDT Domestic Telecom continued to occupy the space. For the six month period from May 1, 2012 until October 31, 2012, IDT Domestic Telecom was charged total rental of $34,513. The parties entered into a new lease, which became effective November 1, 2012 and has been renewed until October 31, 2014. The new lease covers 1,465 square feet of office space, at an annual rental rate of $25 per square foot, 1,240 square feet of storage space, at an annual rental rate of $15 per square foot, and five parking spaces, at a monthly rental rate of $230 per space, for a total annual rent of $69,025. The Company has determined that the space is well suited and located to meet the needs of IDT Domestic Telecom, and that the terms of the lease, including the rental price, are in accord with the terms for comparable commercial space in the area.

(c) On November 26, 2013, the Compensation Committee of the Board approved a compensatory arrangement with Shmuel Jonas that will be effective January 1, 2014. Pursuant to this arrangement, Shmuel Jonas will receive annual cash base salary of $395,000 from January 1, 2014 to December 31, 2016, as well as a restricted stock grant with an aggregate value of $900,000 (with $250,000 being in respect of service in calendar 2014, $300,000 being in respect of service in calendar 2015 and $350,000 being in respect of service in calendar 2016). The aggregate number of shares granted will equal 42,215 based on the closing price of the Company’s Class B common stock on November 25, 2013, $21.32. The restricted shares will be granted on January 1, 2014 and vest in accordance with the allocations set forth above (as to 11,727 shares on January 1, 2015, as to 14,071 shares on January 1, 2016 and as to 16,417 shares on January 1, 2017). The Registrant will update this 8-K with the Employment Agreement between the Company and Shmuel Jonas upon signing.

(e) The term of Howard Jonas’ current employment agreement with the Company expires on December 31, 2013. On November 26, 2013, the Compensation Committee of the Board approved a compensatory arrangement with Howard Jonas that will be effective January 1, 2014. Pursuant to this arrangement, Howard Jonas will receive the following compensation for his role as Chairman of the Board of the Company: An annual cash base salary of $250,000 from January 1, 2014 to December 31, 2016, as well as a restricted stock grant with an aggregate value of $1.35 million (with $450,000 being in respect of service in each of calendar 2014, 2015 and 2016). The aggregate number of shares granted will equal 63,320 based on the closing price of the Company’s Class B common stock on November 25, 2013, $21.32. The restricted shares will be granted on January 1, 2014 and vest in accordance with the allocation set forth above (as to 21,106 shares on January 1, 2014, as to 21,107 shares on January 1, 2015 and 21,107 shares on January 1, 2016). The Registrant will update this 8-K with the Employment Agreement between the Company and Howard Jonas upon signing.

A copy of the November 29, 2013 press release relating to the above events is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document

99.1	Press Release of the Registrant, dated November 29, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By:	/s/ Howard S. Jonas
Name:	Howard S. Jonas
Title:	Chief Executive Officer

Dated: November 29, 2013

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EXHIBIT INDEX

Exhibit Number	Document

99.1	Press Release of the Registrant, dated November 29, 2013.

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